Exhibit 10

AMENDMENT NO. 1 TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of the 16th day of April, 2013, between and among Willbros United States Holdings, Inc. (f/k/a Willbros USA, Inc.), a Delaware corporation (the “Corporation”), Willbros Group, Inc., a Delaware corporation and Robert R. Harl (the “Executive”).

RECITALS

WHEREAS, the Executive and the Corporation entered into an Employment Agreement dated as of September 20, 2010 (the “Employment Agreement”), which agreement will expire by its own terms on January 1, 2014; and

WHEREAS, the Boards of Directors of WGI and the Corporation believe it would be in the best interests of WGI and the Affiliates for the Executive to continue to serve as President and Chief Executive Officer of the Corporation and WGI; and

WHEREAS, Section 6.1 of the Employment Agreement provides that the Employment Agreement may, by mutual written agreement, be renewed for two one-year terms on or before the expiration date of the Employment Period or the first Renewal Term; and

WHEREAS, the Executive and the Corporation have agreed to a renewal of the Employment Agreement on the terms set forth herein for a one-year Renewal Term; and

WHEREAS, the Corporation and the Executive desire to amend the Employment Agreement in certain respects, as set forth in this Amendment;

NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein, and the mutual benefits derived from this Amendment, the Corporation and the Executive agree as follows:

1. Extension. The Employment Agreement is hereby extended and renewed for a Renewal Term commencing on January 2, 2014 and expiring at the midnight between January 1, 2015 and January 2, 2015. All references in the Employment Agreement to the expiration of the “Employment Period” shall be deemed to refer to the Employment Period as extended herein.

2. Amendments. The Employment Agreement is hereby amended as follows:

(a) The second sentence of Section 4.2 of the Employment Agreement is hereby amended and restated to read as follows:

“The Board, in its discretion, and following consultation with the Executive, may annually modify the performance goals set forth in Exhibit 1, with any such modified version of Exhibit 1 to be provided to the Executive within 90 days following the start of the new calendar year.”

(b) Section 4.3 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“4.3 LONG-TERM INCENTIVE AWARDS. The Board may grant the Executive a long-term incentive (“LTI”) award for each of the four calendar years covered by this Agreement, based on the achievement of the performance goals described in Exhibit 2 hereto. In the case of calendar years 2011 and 2012, the performance period will be the entire calendar year. In the case of calendar year 2013, the performance period for the TSR goal will be the period beginning on January 1, 2012, and ending on December 31, 2013, and the performance period for the other goals will be calendar year 2013. In the case of calendar year 2014, the performance period for the TSR goal will be the period beginning on January 1, 2012, and ending on December 31, 2014, and the performance period for the other goals will be calendar year 2014. The Board in its discretion, and following consultation with the Executive, may annually modify the performance goals set forth in Exhibit 2, with any such modified version of Exhibit 2 to be provided to the Executive within 90 days following the start of the new calendar year. The performance goals described in Exhibit 2 to this Agreement have been incorporated into the WGI 2010 Stock Plan, and the WGI 2010 Stock Plan has been approved by the Compensation Committee, the Board and the stockholders of WGI. Any LTI awards made under this Section 4.3 may be made in any form allowed by the WGI 2010 Stock Plan. The Executive’s target annual long-term incentive award under this Section 4.3 for calendar years 2011, 2012 and 2014 shall be $4 million and his maximum annual long-term incentive award shall be $8 million. The Executive’s target annual long-term incentive award under this Section 4.3 for calendar year 2013 shall be $3 million and his maximum annual long-term incentive award shall be $6 million. The Board, based on achievement of the performance goals set forth in Exhibit 2 and/or the WGI 2010 Stock Plan, shall determine the amount of the annual LTI Award that the Executive has earned. At the end of a calendar year and based on the extent of achievement of such performance goals, the Board shall have discretion to determine the amount (from zero to the target for such calendar year or, for maximum achievement of performance goals, up to the maximum for such calendar year) of the annual LTI award earned by the Executive. Any such decision by the Board shall be made no later than March 10 following the calendar year during which the subject LTI award was awarded. Should the Executive not earn all or part of the annual LTI award that he could have earned for a particular calendar year, the unearned part shall be forever forfeited and shall never vest. The annual LTI awards described in this Section 4.3, to the extent earned, shall vest as follows:

2011 Annual LTI Award

1/3 of any earned amount vests on March 15, 2012

1/3 of any earned amount vests on March 15, 2013

1/3 of any earned amount vests on March 15, 2014

2012 Annual LTI Award

1/3 of any earned amount vests on March 15, 2013

1/3 of any earned amount vests on March 15, 2014

1/3 of any earned amount vests on March 15, 2015

2013 Annual LTI Award

1/3 of any earned amount vests on March 15, 2014

1/3 of any earned amount vests on March 15, 2015

1/3 of any earned amount vests on March 15, 2016

2014 Annual LTI Award

1/3 of any earned amount vests on March 15, 2015

1/3 of any earned amount vests on March 15, 2016

1/3 of any earned amount vests on March 15, 2017

To the extent that an annual LTI award is paid partly or wholly in cash, any cash payment earned shall be paid to the Executive on March 15 of the calendar year in which the award vests (or if March 15 falls on a Saturday or Sunday, then on the last day prior to March 15 that is not a Saturday). If, prior to January 1, 2015, the Executive voluntarily resigns from the Corporation (other than based on Good Reason), or if his employment is Terminated for Cause, any unvested LTI award shall be forfeited. After January 1, 2015 (the expiration date of this Agreement), the Executive’s voluntary resignation from the Corporation shall not prevent the Executive from receiving, on the scheduled vesting date, any LTI award that was not previously forfeited. A proforma illustrating the application of the LTI awards that may be granted under this Section 4.3 is attached as Exhibit 3.

In addition to the 2014 LTI Award, the Executive will be eligible for an additional award of $1 million for identification or recruitment of an appropriate successor to the Executive in his capacity as President and Chief Executive Officer of WGI and the Corporation (the “Succession Award”). The Succession Award shall be payable to the Executive if, on any date between July 1, 2014 and December 31, 2014 (the “Certification Date”), the Board of Directors of WGI certifies that an appropriate successor to the Executive has been identified by the Executive and accepted by the Board. If earned, the Succession Award shall be payable solely in shares of WGI stock in the form of a stock award under the WGI 2010 Stock Plan, which shall be fully vested on the Certification Date. The number of shares comprising the Succession Award shall be equal to the number of shares determined by dividing $1 million by the closing price of WGI common stock on the New York Stock Exchange on the Certification Date. Any shares payable in respect of the Succession Award (the “Succession Shares”), shall be delivered to the Executive on the Certification Date, or, if insufficient shares are available at such time under the WGI 2010 Stock Plan, as soon as practicable thereafter.

Executive acknowledges that withholding taxes will be due on the Succession Award on the Certification Date. Executive may satisfy the withholding requirement, in whole or in part, by having WGI withhold Succession Shares having a Fair Market Value (as defined in the WGI 2010 Stock Plan) on the date the tax is to be determined equal to the minimum statutory total tax which could be withheld on the transaction.

Any Succession Shares received pursuant to the Succession Award shall be subject to the following transfer restrictions:

During the period beginning with the Certification Date and ending on the second anniversary of the Certification Date, the Executive shall not directly or indirectly, sell or otherwise transfer (collectively, “Transfer”), all or any portion of the Succession Shares, other than by means of a Transfer that occurs (i) during the period between the Certification Date and the first anniversary of the Certification Date which, when combined with all other Transfers of Succession Shares during such period does not exceed in the aggregate one-third of the Succession Shares or (ii) during the period between the first anniversary of the Certification Date and the second anniversary of the Certification Date which, when combined with all other Transfers of Succession Shares since the Certification Date does not exceed in the aggregate two-thirds of the Succession Shares.

Any Transfer or purported Transfer made in violation of the foregoing transfer restrictions shall be null and void, and WGI shall not be required to record any such Transfer or purported Transfer in its books and records or to recognize the purported transferee of such Succession Shares as a stockholder. Executive consents to WGI making a notation on its books and records and giving instructions to any transfer agent of the Succession Shares in order to implement the restrictions on Transfer established in this Agreement.

Each certificate representing Succession Shares may be stamped or otherwise imprinted with legends substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF AN EMPLOYMENT AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY. THE EMPLOYMENT AGREEMENT CONTAINS RESTRICTIONS ON THE SALE OR TRANSFER OF SUCH SECURITIES.”

WGI shall remove such portion of the foregoing legend as is appropriate in the circumstances from any Succession Shares as promptly as practicable upon request to enable Transfers permitted hereunder.

As to any award granted or earned under this Section 4.3, other than the Succession Award which shall be solely in the form of WGI stock, the Compensation Committee, in its sole discretion, may determine what percent of the award shall be in cash and what percent shall be in the form of equity in WGI or in an equity-based form based on WGI stock, and, if the method of payment is equity in WGI or an equity-based form, whether such payment shall be made by restricted stock, unrestricted stock, stock options, stock appreciation rights, or some other form of equity in WGI. No later than March 12 of 2012, 2013, 2014 and 2015, the Board shall provide the Executive with a letter specifying the percentage of stock (and type of stock grant and the percentage of each type of stock grant included in the award, if more than one type is included) and the percentage of cash in any LTI award that he earned based on the previous year.”

(c) Section 12.1 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“12.1 NOTICES. Any notices requests, demands and other communications provided for by this Agreement shall be given in writing and sent by certified mail, return receipt requested or by commercial courier to the parties at the addresses below:

To the Executive:

Robert R. Harl

327 East Friar Tuck Lane

Houston, Texas 77024

With a copy (which shall not constitute notice) to:

David Hankey

Gohn Hankey & Stichel LLP

201 North Charles Street, Suite 2101

Baltimore, Maryland 21201

To the Corporation:

Senior Vice President—Enterprise Support

Willbros United States Holdings, Inc.

4400 Post Oak Parkway, Suite 1000

Houston, TX 77027

With copies (which shall not constitute notice) to:

Brad MacLean by email at:

Brad.MacLean@willbros.com

John McNabb by email at:

John.Mcnabb@duffandphelps.com

Dennis Berryhill by email at:

Dennis.Berryhill@Willbros.com

Peter W. Arbour by email at:

Peter Arbour@Willbros.com

A party may change the notice recipients and/or notice addresses specified above by sending written notice to the other party in accordance with this Section 12.1. Any such changes in notice recipients or addresses shall become effective five days after they are delivered.”

(d) Section 13.5 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“SURVIVAL OF CERTAIN PROVISIONS. The parties’ obligations under Sections 4.3, 8.1, 8.2 and 8.3 hereof and Articles X and XI hereof, as well as the parties’ obligations with regard to reformation under Section 9.2 hereof, shall survive the termination of this Agreement. The following shall also survive the termination of this Agreement: (a) Executive’s obligations under Sections 2.2, 5.1, 5.2, 9.2, and 10.2 hereof, and (b) the Corporation’s obligations under Sections 7.1, 7.2, 7.4, and 8.4 hereof. Furthermore, the Corporation’s obligations to the Executive’s spouse (or estate) under Section 7.3 above shall survive any termination of this Agreement that occurs as a result of the Executive’s death.”

(e) The second sentence of Exhibit 1 to the Employment Agreement is hereby amended and restated to read as follows:

“For 2012, 2013 and 2014, the Committee may vary the performance goals for the annual cash bonus award to the extent allowed by the management incentive plan.”

(f) Exhibit 2 to the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“Exhibit 2

Performance Incentives Related to Long-Term Incentive Awards

The Executive’s annual target long-term incentive award for 2011, 2012 and 2014 shall be $4 million. The Executive’s annual target long-term incentive award for 2013 shall be $3 million. This award will be earned annually and will vest in the manner set forth in the Agreement. For 2011 the amount of the award will be determined based upon the achievement of the long-term performance goals outlined below based on an objective compensation standard to be determined by the Compensation Committee (the “Committee”):

•	50% of award tied to achievement of Total Shareholder Return (“TSR”) goals (i.e., stock price appreciation and dividend return);

•	20% of award tied to achievement of objective health, safety and environmental (“HSE”) goals; and

•	30% of award tied to achievement of personal performance goals, including: earnings, cash flow, customer satisfaction, revenues, financial return ratios, expense reduction, and market performance.

For 2012, 2013 and 2014, the Committee may vary the performance goals for the long-term incentive award to the extent allowed by the WGI 2010 Stock Plan.

For target achievement of the specified performance goals, the target long-term incentive award will be earned. For maximum achievement of goals as outlined above, in the Committee’s sole discretion, a long term incentive award of up to 200% of the target award may be earned.

For the TSR portion of the award, TSR will be measured against a peer group of comparators determined by the Committee. Potential award levels determined by the Committee are outlined below:

•	Up to 200% of the TSR portion of the award may be earned for TSR performance within the top 2 companies of the comparator group.

•	Up to 100% of the TSR portion of the award may be earned for TSR performance at the median of the comparator group.

•	None of the TSR portion of the award will be earned for TSR performance within the bottom 2 companies of the comparator group.

For 2014, the Committee may vary the TSR goal to require, in addition to TSR performance in relation to the comparator group, that the price of the Company’s common stock equal or exceed a designated level as of a designated date, in each case, to be determined by the Committee, in its sole discretion.

For each of the objective health, safety and environmental goals and objective personal performance goals, the achievement of these performance goals will be determined at the sole discretion of the Committee.”

(g) Exhibit 3 to the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“Exhibit 3

Proforma Illustrating Award

	Jan. 1	March 10	March 15	Impact of Hypothetical Events
2011	Exec. becomes eligible for $4 million target ($8 million maximum) LTI award for 2011

	Jan. 1	March 10	March 15	Impact of Hypothetical Events
2012	Exec. becomes eligible for $4 million target ($8 million maximum) LTI award for 2012	Deadline for Board to determine, if at all, what percent of 2011 LTI award the Exec. has earned and what percent of award will be made in equity and what percent in cash. (Section 4.3 ¶ 1)	Exec. receives first 1/3 of amount of LTI award that Board determines he earned for 2011 (if any). To the extent that the 1/3 of the 2011 award is payable in cash, the cash must be paid by this date. To the extent that the award is in a form of equity, the equity must belong to Executive without restriction on this date (Section 4.3 ¶ 2).

Hypothetical #1:

Board determines that Exec. earned 75% of target LTI award of $4 million that he could have earned for 2011. Therefore, by March 15 of 2012, Exec. receives the aggregate amount of $1 million in cash and/or in one of more forms of equity. The unearned part of the 2011 LTI award, amounting to $5 million, is forfeited forever.

Hypothetical #2:

Assuming Hypothetical #1, on May 1 of 2012, Exec. voluntarily resigns for personal reasons. The voluntary resignation causes forfeiture of (a) 2/3s of the amount of the LTI award that Exec. earned for 2011 (Section 4.3 ¶ 2); and (b) 100% of LTI awards that Exec. might have earned for 2012 (Section 4.3 ¶ 2).

	Jan. 1	March 10	March 15	Impact of Hypothetical Events
2013	Exec. becomes eligible for $3 million target ($6 million maximum) LTI award for 2013	Deadline for Board to determine, if at all, what percent of 2012 LTI award the Exec. has earned and what percent of award will be made in equity and what percent in cash. (Section 4.3 ¶ 1)	Exec. receives first 1/3 of amount of LTI award that Board determines he earned for 2012 (if any). To the extent that the 1/3 of the 2012 award is payable in cash, the cash must be paid by this date. To the extent that the award is in a form of equity, the equity must belong to Executive without restriction on this date (Section 4.3 ¶ 2).

Hypothetical #1:

Board determines that Exec. earned 75% of target LTI award of $4 million that he could have earned for 2012. Therefore, by March 15 of 2013, Exec. receives the aggregate amount of $1 million in cash and/or in one of more forms of equity. The unearned part of the 2012 LTI award, amounting to $5 million, is forfeited forever.

Hypothetical #2:

Assuming Hypothetical #1, on May 1 of 2013, Exec. voluntarily resigns for personal reasons. The voluntary resignation causes forfeiture of (a) 1/3 of the amount of the LTI award that Exec. earned for 2011, (b) 2/3s of the amount of the LTI award that Exec. earned for 2012 (Section 4.3 ¶ 2); and (c) 100% of LTI awards that Exec. might have earned for 2013 (Section 4.3 ¶ 2).”

	Jan. 1	March 10	March 15	Impact of Hypothetical Events
2014	Exec. becomes eligible for $4 million target ($8 million maximum) LTI award for 2014	Deadline for Board to determine, if at all, what percent of 2013 LTI award the Exec. has earned and what percent of award will be made in equity and what percent in cash. (Section 4.3 ¶ 1)	Exec. receives first 1/3 of amount of LTI award that Board determines he earned for 2013 (if any). To the extent that the 1/3 of the 2013 award is payable in cash, the cash must be paid by this date. To the extent that the award is in a form of equity, the equity must belong to Executive without restriction on this date (Section 4.3 ¶ 2).

Hypothetical #1:

Board determines that Exec. earned 75% of target LTI award of $3 million that he could have earned for 2013. Therefore, by March 15 of 2014, Exec. receives the aggregate amount of $750,000 in cash and/or in one of more forms of equity. The unearned part of the 2013 LTI award, amounting to $3,750,000, is forfeited forever.

Hypothetical #2:

Assuming Hypothetical #1, on May 1 of 2014, Exec. voluntarily resigns for personal reasons. The voluntary resignation causes forfeiture of (a) 1/3 of the amount of the LTI award that Exec. earned for 2012, (b) 2/3s of the amount of the LTI award that Exec. earned for 2013 (Section 4.3 ¶ 2); and (c) 100% of LTI awards that Exec. might have earned for 2014 (Section 4.3 ¶ 2).”

	Jan. 1	March 10	March 15	Impact of Hypothetical Events
2015	Executive’s employment contract expires at midnight on the evening of Jan 1.	Deadline for Board to determine, if at all, what amount of 2014 LTI award that Exec. has earned and what percent of award will be made in equity and what percent in cash.	Exec. receives: (a) final 1/3 of the amount of the LTI award, if any, that the Board determined he earned for 2012, (b) second 1/3 of the amount of the LTI award, if any, that the Board determined he earned for 2013, and (b) 1/3 of the amount of the LTI award that the Board determines he earned for 2014, if any.

3. Payment of LTI Awards in the Event of a Voluntary Resignation. The Executive understands that, under his existing award agreements for his 2011 and 2012 LTI awards and Section 4.3 of the Agreement prior to this Amendment, if the Executive voluntarily resigns subsequent to January 1, 2014 (the original expiration date of the Agreement), such voluntary resignation from the Corporation shall not prevent the Executive from receiving, on the scheduled vesting date, any LTI award that was not previously forfeited. For avoidance of doubt, the Executive expressly acknowledges and agrees that, as a result of the extension of the Agreement and the amended provisions of Section 4.3 hereof and notwithstanding any provision of his existing award agreements to the contrary, if the Executive resigns from the Corporation prior to January 1, 2015 (other than based on Good Reason), any unvested LTI award shall be forfeited.

4. Defined Terms. Capitalized terms used herein without definition shall have the meanings set forth in the Agreement.

5. Construction. Except as specifically set forth herein, the Agreement shall continue in full force and effect in accordance with its terms.

6. Governing Law. The provisions of this Amendment shall be construed and enforced in accordance with the laws of the State of Texas, without regard to any otherwise applicable principles of conflicts of laws.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Corporation and the Executive have executed and delivered this Amendment effective as of the date first above written.

CORPORATION:

WILLBROS UNITED STATES HOLDINGS, INC.

By: /s/ Van A. Welch
Name: Van A. Welch
Title: Executive Vice President and
Chief Financial Officer

WGI:

WILLBROS GROUP, INC.

By: /s/ Van A. Welch
Name: Van A. Welch
Title: Executive Vice President and
Chief Financial Officer

EXECUTIVE:

/s/ Robert R. Harl
Robert R. Harl